Exhibit 99.7

From the Desk of Curt Morgan

October 30, 2017

Greetings,

As most of you have heard, Dynegy has agreed to merge with Vistra Energy in an all-stock business combination. This will create the leading integrated power company in the United States.

I want to recognize off the top that activity like this can be unsettling and will inevitably leave more questions than answers in the early stages of the transition period. I want to assure you that we will communicate frequently and we will be open and honest about our plans. As you will undoubtedly gather from the communications to investors and the media, a significant driver of the transaction is cost synergies. To be a leader in this very difficult industry we must have the lowest cost. While we have detailed analysis on the synergies, we have work to do to build our team from both companies. In addition, there are significant parts of the Dynegy business that will be unaffected and will continue to operate largely as they have been, such as the power plant operations. Additionally, the power plant operations will have the opportunity to participate in an operational performance initiative that will further enhance their capabilities and their long-term competitive position.

Many of you likely know that Bob Flexon and I know each other well. In fact, I hold Bob and your company in very high regard. Bob and I, and both management teams, are committed to a seamless transition and integration, and to treating people well throughout the process — it is core to what both companies represent. Bob and I ask you to work with us to transition into what we believe will be the leading integrated power company, work safely, and to stay focused on your daily tasks.

The deal has many benefits for both companies, including:

•                  The combined company will provide the opportunity to expand Vistra Energy’s integrated platform in ERCOT, including retail operations in five states and leading positions in three of those states.

•                  A highly efficient, natural gas dominated fleet in the three most important competitive U.S. markets — ERCOT, PJM, and ISO New England.

•                  The strongest balance sheet in the industry with substantial liquidity to support the business operations and growth.

•                  2.9 million retail customers with a projected 75 TWh of load and 40,000 MW of generation producing an estimated 180 TWh.

Ultimately, any business combination is judged in the marketplace by the value it creates. We project that the combined company will create nearly $4 billion of shareholder value through estimated recurring EBITDA value levers of $350 million per year, an annual $65 million of free cash flow benefits, and tax synergies of approximately $500-600 million on a net present value basis.

It will be several months before the transaction is completed, and only then can we operate as one company. We will seek the required shareholder and regulatory approvals and expect to close in the second quarter of 2018. Until that time, Vistra Energy and Dynegy will continue to operate as separate companies.

Upon completion of the transaction, I will become president and chief executive officer of the combined company. We will continue to operate out of our Irving, Texas headquarters and retain the Vistra Energy name. In addition, to help facilitate the integration planning process, we have already started pulling together a transition team, which will be made up of employees of both companies.

The Dynegy team should be very proud of the company you have built. In fact, we believe it is the very best company to combine with Vistra Energy to create a one of a kind leader in the competitive power sector. Our entire company is truly looking forward to getting to know you, and I look forward to meeting many of you soon.

Sincerely,

/s/ Curt Morgan
Curt Morgan
President and Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

The information presented herein includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Vistra Energy and Dynegy operate and beliefs of and assumptions made by Vistra Energy’s management and Dynegy’s management, involve risks and uncertainties, which are difficult to predict and are not guarantees of future performances, that could significantly affect the financial results of Vistra Energy or Dynegy or the combined company. All statements, other than statements of historical facts, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “might”, “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “shall,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would,” “guidance,” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. Readers are cautioned not to place undue reliance on forward-looking statements. Although Vistra Energy and Dynegy believe that in making any such forward-looking statement, Vistra Energy’s and Dynegy’s expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and risks that could cause results to differ materially from those projected in or implied by any such forward-looking statement, including but not limited to (i) the failure to consummate or delay in consummating the proposed transaction; (ii) the risk that a condition to closing of the proposed transaction may not be satisfied; (iii) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated or that cause the parties to abandon the proposed transaction; (iv) the effect of the announcement of the proposed transaction on Vistra Energy’s and Dynegy’s relationships with their respective customers and their operating results and businesses generally (including the diversion of management time on transaction-related issues); (v) the risk that the credit ratings of the combined company or its subsidiaries are different from what Vistra Energy and Dynegy expect; (vi) adverse changes in general economic or market conditions (including changes in interest rates) or changes in political conditions or federal or state laws and regulations; (vii) the ability of the combined company to execute upon the strategic and performance initiatives contemplated herein (including the risk that Vistra Energy’s and Dynegy’s respective businesses will not be integrated successfully or that the cost savings, synergies and growth from the proposed transaction will not be fully realized or may take longer to realize than expected); (viii) there may be changes in the trading prices of Vistra Energy’s and Dynegy’s common stock prior to the closing of the proposed transaction; and (ix) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by Vistra Energy and Dynegy from time to time, including (a) the uncertainties and risks discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Vistra Energy’s prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act on May 9, 2017 (as supplemented), and (b) the uncertainties and risks discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” in the Dynegy’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, neither Vistra Energy nor Dynegy undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all of them; nor can Vistra Energy or Dynegy assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

This communication relates to the proposed merger pursuant to the terms of the Agreement and Plan of Merger, dated as of October 29, 2017, by and between Vistra Energy and Dynegy. The proposed transaction will be submitted to the respective stockholders of Dynegy and Vistra Energy for their consideration. In connection with the proposed merger, Vistra Energy expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Vistra Energy and Dynegy that also constitutes a prospectus of Vistra Energy (the “joint proxy statement”), which joint proxy statement will be mailed or otherwise disseminated to Vistra Energy stockholders and Dynegy stockholders when it becomes available. Vistra Energy and Dynegy also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VISTRA ENERGY, DYNEGY, THE PROPOSED MERGER AND RELATED MATTERS. You may obtain a free copy of the joint proxy statement and other relevant documents (if and when they become available) filed by Vistra Energy and Dynegy with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Vistra Energy with the SEC will be available free of charge on Vistra Energy’s website at www.vistraenergy.com or by contacting Vistra Energy Investor Relations at 214-812-0046 or at investor@vistraenergy.com. Copies of the documents filed by Dynegy with the SEC will be available free of charge on Dynegy’s website at www.dynegy.com or by contacting Dynegy Investor Relations at (713) 507-6466 or at ir@dynegy.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Vistra Energy and Dynegy and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. You can find information about Vistra Energy’s directors and executive officers in Vistra Energy’s prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act on May 9, 2017 (as supplemented), and on its website at www.vistraenergy.com. You can find information about Dynegy’s directors and executive officers in its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 30, 2017, and on its website at www.dynegy.com. Additional information regarding the interests of such potential participants will be included in the joint proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Vistra Energy or Dynegy using the sources indicated above.

NO OFFER OF SOLICITATION

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.